THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

No. [__]          [$______]

                       AMERICAN BIOGENETIC SCIENCES, INC.
                    5% CONVERTIBLE DEBENTURE DUE MAY 20, 2001

            THIS DEBENTURE (this  "Debenture") is one of a duly authorized issue of Debentures of AMERICAN BIOGENETIC SCIENCES, INC., a corporation duly organized and existing under the laws of the State of Delaware (the "Company"), designated as its 5% Convertible Debentures Due May 20, 2001, in an aggregate principal amount of Four Million U.S. Dollars (U.S. $4,000,000) (the "Debentures").

            FOR VALUE RECEIVED, the Company promises to pay to [___] the holder hereof, or its order (the "Holder"), the principal sum of [___] on May 20, 2001 (subject to extension as provided herein, the "Maturity Date") and to pay interest on the principal sum outstanding from time to time under this Debenture ("Outstanding Principal Amount"), at the rate of 5% per annum payable only upon conversion or redemption of this Debenture and when due (at stated maturity or otherwise). Interest is payable only on the portion of this Debenture being converted, redeemed or repaid. Interest shall accrue daily commencing on the first business day to occur after the date hereof and shall continue until (and including) the earliest to occur of (i) the Maturity Date, (ii) only as to the portion of this Debenture being redeemed, the date of payment of the applicable redemption price, (iii) only as to the portion of the Debenture being converted, the Holder Conversion Date (as hereinafter defined) or (iv) the day payment in full of the principal sum of this Debenture has been made. The interest so payable will be paid to the person in whose name this Debenture (or one or more predecessor Debentures) is registered on the records of the Company regarding registration and transfers of the Debentures (the "Debenture Register"); provided, however, that the Company's obligation to a transferee of this Debenture arises only if such transfer, sale or other disposition is made in accordance with the terms and conditions of the Securities Subscription Agreement dated as of May 20, 1998 between the Company and the Holder (the "Subscription Agreement"). The principal of, and (if the Company elects to pay same in cash or if same is payable in connection with a redemption of this Debenture) interest on, this Debenture are payable in such coin or currency of the United States of America that, as of the time of payment, is legal tender for payment of public and private debts, at the address last appearing on the Debenture Register of the Company as designated in writing by the Holder hereof from time to time. Except as otherwise provided herein, the Outstanding Principal Amount and interest due hereunder shall bear interest, from and after the occurrence and during the continuance of a default hereunder, at the rate equal to the lower of twenty percent (20%) per annum or the highest rate permitted by law.

            This Debenture is subject to the following additional provisions:

            1. Exchange. The Debentures, in minimum principal amount of $50,000, are exchangeable for an equal aggregate principal amount of Debentures of different denominations, as requested by the Holder surrendering the same. No service charge will be charged to the Holder for such registration, transfer or exchange.

            2.    [Intentionally Omitted]

            3.    Transfers.   This   Debenture  has  been  issued   subject  to
investment   representations  of  the  original  purchaser  hereof  and  may  be transferred or exchanged in the United States only in compliance with the Securities Act of 1933, as amended (the "Act"), and applicable state securities laws. Prior to due presentment for transfer of this Debenture, the Company may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and all other purposes, whether or not this Debenture be overdue, and the Company shall not be affected by notice to the contrary.

            4. Definitions. For purposes hereof the following definitions shall apply:

                  "Closing Bid Price" shall mean the Closing Bid Price of the Common Stock on any applicable trading day as reported by Bloomberg, L.P. or, if Bloomberg shall cease to report such data, by a mutually acceptable nationally recognized service reporting such data or, if the parties fail to agree, by the relevant market or The Wall Street Journal.

                  "Closing Date" shall mean the date of original issuance of the Debenture.

                  "Common Stock" shall mean the Class A Common Stock, par value $.001 per share, of the Company.

                  "Common Stock Valuation Period" shall mean the period during which an average market price, whether Closing Bid Price or otherwise, is being determined for any purpose under this Agreement.

                  "Conversion Default" shall have the meaning set forth in Paragraph 10(b).

                  "Conversion Notice" shall have the meaning set forth in Paragraph 6(e).

                  "Conversion   Price"  shall  mean  the  lesser  of  the  Fixed
Conversion Price or the Variable Conversion Price.

                  "Conversion   Rate"  shall  have  the  meaning  set  forth  in
Paragraph 6(d).

                  "Fixed Conversion Price" shall mean $1.9375.

                  "Holder Conversion Date" shall have the meaning set forth in Paragraph 6(e)(ii).

                  "Initial   Outstanding   Principal   Amount"  shall  mean  the
Outstanding Principal Amount of this Debenture on the Closing Date.

                  "Market Price for Shares of Common Stock" shall mean the lowest reported sales price of one share of Common Stock on the date of valuation.

                  "NASDAQ" shall mean the NASDAQ National Market System.

                  "Post-Default Conversion" shall have the meaning set forth in Paragraph 10(b).

                  "Registration Rights Agreement" shall have the meaning set forth in the Subscription Agreement.

                  "Subscription Agreement" shall have the meaning set forth on page 1 of this Debenture.

                  "Variable Conversion Price" shall mean the product of (x) the average Closing Bid Price of the Common Stock during the five (5) consecutive trading days immediately preceding the date of conversion and (y)(i) from the Closing Date through 180 days after the Closing Date, 0.87; (ii) from 181 days after the Closing Date through 270 days after the Closing Date, 0.86; (iii) from 271 days after the Closing Date through 365 days after the Closing Date, 0.85; and (iv) from 366 days after the Closing Date, 0.84.

                  "Warrants" shall mean the Initial Warrants, Second Warrants and Third Warrants (each as defined in the Subscription Agreement) to be issued by the Company in connection with the issuance of this Debenture.

            5. Paragraph 5 Transactions. (a) If at any time: (i) there occurs any merger, consolidation or other business combination of the Company with or into any other corporation or other entity or person (whether or not the Company is the surviving corporation) or there occurs any other corporate reorganization or transaction or series of related transactions, and as a result thereof the shareholders of the Company immediately prior thereto own in the aggregate less than 50% of the voting power of the ultimate parent corporation or other entity surviving or resulting from such merger, consolidation, reorganization or other transaction or (ii) the Company transfers all or substantially all of the Company's assets to another corporation or other entity or person, then the Holders of this Debenture then outstanding may participate in any such transaction as a class with common stockholders on the same basis as if this Debenture had been converted one day prior to the earlier of (x) the date of public announcement of such transaction or (y) consummation of such transaction or (iii) a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the voting power of all outstanding shares of Common Stock immediately prior thereto then, notwithstanding Paragraph 6(a) hereof, the Holder's right to convert 100% of this Debenture shall become fully vested with the Holder Conversion Date (as defined below) being deemed to be the earlier of (x) the day prior to the date of public announcement of such event or (y) the day prior to consummation of such event. Each of the foregoing items (i), (ii) and (iii) is referred to hereinafter as a "Paragraph 5 Transaction."

                  (b) Alternatively, at the option of the Holder of this Debenture, the Company shall redeem any outstanding Debentures effective as of the effective date of any Paragraph 5 Transaction and the Holder shall be entitled to receive a redemption price equal to 115% of the then Outstanding Principal Amount of the Debenture, plus accrued interest on this Debenture to (and including) the effective date of the Paragraph 5 Transaction. Subject to complying with clause (c) below, such Holder shall be entitled to make such election at any time up to the effective date of the Paragraph 5 Transaction; provided, however, at the discretion of such Holder, such Holder may, at any time, elect to convert its Debentures into fully paid, validly issued and nonassessable shares of Common Stock in accordance with the terms of Paragraph 6 hereof, for such number of shares of Common Stock as determined by the application of the Conversion Rate so long as the Company has not paid the redemption price for such Debentures.

                  (c) At least fifteen (15) days prior to, but not prior to the public announcement of such transaction (unless no public announcement is required under applicable rules and regulations), the consummation of a Paragraph 5 Transaction, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder. In order to redeem this Debenture pursuant to Paragraph 5(b), the Holder shall surrender this Debenture, by either overnight courier or 2-day courier, sent to reach the Company prior to completion of the Paragraph 5 Transaction, to the principal office of the Company, and shall give written notice in the form of EXHIBIT 1 hereto (the "Redemption Notice") by facsimile (with the original of such notice forwarded with the foregoing courier) to reach the Company at least five business days prior to completion of the Paragraph 5 Transaction at such office to the effect that Holder elects to have redeemed a specified principal amount of this Debenture (plus accrued interest thereon). The Company shall use its best efforts to pay the applicable redemption price upon completion of the Paragraph 5 Transaction and receipt of this Debenture or a notice that such Debenture has been lost (together with an agreement pursuant to Section 18 hereof), to Holder, together with a certificate, certified by an appropriate officer of the Company, setting forth the calculation of the redemption price (the "Redemption Certificate") and, if appropriate, a Debenture evidencing the principal amount covered by the submitted Debenture not submitted for redemption; provided that in the case where more than one holder submits Debentures for redemption simultaneously and the Company is unable to redeem all Debentures submitted for such redemption, the Company shall redeem a principal amount from each holder who submitted Debentures for redemption equal to such holder's pro rata amount based on the principal amount of Debentures held by such holder relative to the principal amount of Debentures held by all holders who submitted Debentures for redemption. If the Company shall fail to redeem all of the Debentures submitted for redemption (other than pursuant to a dispute as to the calculation of the applicable redemption price), in addition to any remedy each Holder may have under this Debenture, the Subscription Agreement and the Registration Rights Agreement, the applicable redemption price payable in respect of such unredeemed Debentures shall be increased by an amount equal to 1.0% of the Outstanding Principal Amount for each 30 day period after the required date of payment of the redemption price (in each case, pro rated for partial periods) until such redemption price is paid in full. Notwithstanding the foregoing, in the event of a dispute as to the determination of the applicable redemption price, the amount of the redemption price that is not in dispute shall be promptly paid to the Holder in accordance with this Paragraph 5(c). The Holder shall then be entitled, within sixty (60) days of receipt of the Redemption Certificate, to submit such dispute to the American Arbitration Association for resolution according to the then applicable rules thereof, which determination shall be final and binding on all parties. If it shall be determined that Holder shall be entitled to receive additional monies in respect of such redemption, the Company shall deliver to Holder such amount within three (3) business days of receipt of written notice of such determination. The cost of such proceeding shall be shared 50% by the Holder involved in such dispute and 50% by the Company, except to the extent the arbitrator presiding over the arbitration may determine that another allocation is equitable.

            5A. Conversion at the Option of the Company. At any time from and after the second anniversary of the Closing Date, the Company may require the Holder to convert all or part of the then Outstanding Principal Amount of the Debenture plus accrued interest thereon to the date fixed for conversion on a date not less than sixty (60) days after the Holder's receipt of notice (the "Mandatory Conversion Notice") from the Company requiring such conversion; provided, however, that the Company may not require such conversion unless the Closing Bid Price on the trading day immediately preceding the date on which the Mandatory Conversion Notice is sent to the Holder is equal to or greater than $3.0625.

                  The Mandatory Conversion Notice shall be sent by facsimile and overnight courier to the Holder at the address of the Holder set forth in the Debenture Register. The date fixed for conversion set forth in the Mandatory Conversion Notice shall be, for all purposes hereof, deemed to be the Holder Conversion Date. The Conversion Ratio shall be determined under Paragraph 6(d) hereof.

            6. Conversion at the Option of the Holder. The Holder of this Debenture shall have the following conversion rights:

                  (a) Holder's Right to Convert. This Debenture is convertible, at the option of the Holder hereof, into fully paid, validly issued and nonassessable shares of Common Stock as follows: (i) 25% of the Initial Outstanding Principal Amount may be converted into Common Stock commencing 120 days following the Closing Date; (ii) 50% of the Initial Outstanding Principal Amount may be converted into Common Stock commencing 150 days following the Closing Date; (iii) 75% of the Initial Outstanding Principal Amount may be converted into Common Stock commencing 180 days following the Closing Date; and
(iv) 100% of the Initial Outstanding Principal Amount may be converted into Common Stock commencing 210 days following the Closing Date (the foregoing items
(i)-(iv) are referred to hereinafter as the "Conversion Restrictions"); provided, however, if the Company issues or sells any securities which are convertible into or exchangeable for its Common Stock or any convertible security, or any warrants or other rights to subscribe for or to purchase or any options for the purchase of its Common Stock (other than (w) shares or options issued or which may be issued pursuant to Company employee, officer, director or consultant stock or option or similar equity-based compensation plans now or hereafter in effect, (x) securities which are convertible into or exchangeable for Common Stock, options, warrants or rights outstanding on the Closing Date reflected in the Company's periodic reports filed to date under the Securities Exchange Act of 1934, as amended (the "Exchange Act Reports"), and (y) to complete payment of the purchase price for Stellar Bio Systems, Inc. as reflected in the Exchange Act Reports) and (z) securities, options, warrants and rights issued in connection with a business acquisition, joint venture, licensing arrangement or other non-capital raising purpose which issuances are of Restricted Securities (as such term is defined in Rule 144 of the Act)) whether singly or together with other securities (the foregoing issuances are collectively referred to herein as "Further Issuances") the terms of which contain conversion restrictions that in the reasonable judgment of Holder are less restrictive to the Holders than the Conversion Restrictions, the Holder shall have an option, to be exercised by written notice to the Company within thirty (30) days of the Company's notice, as set forth in the following sentence, of closing of such Further Issuances, to have the terms of the conversion restrictions set forth in such Further Issuances replace the Conversion Restrictions. The Company shall provide written notice to Holders promptly after the closing of such Further Issuances.

                  (b) Conversion Limit. The Company shall not be required to issue more than an aggregate of 4,000,000 shares of Common Stock (the "Conversion Limit") upon conversion of all Debentures in accordance with the terms of the Debentures. Upon reaching the Conversion Limit, the Company shall have the option of either (i) issuing additional shares of Common Stock upon conversion of Debentures if shareholder approval has been obtained (or if such shareholder approval is not required to comply with applicable rules of the applicable market upon which the Common Stock is traded) or (ii) paying cash to the Holder in an amount equal to the amount of principal being converted plus the product of (x) the number of shares of Common Stock that would be otherwise issuable upon conversion of Debentures and (y) the difference between the highest sales price of the Common Stock on the date of Conversion and the Conversion Price.

                  (c) If this Debenture is converted in part, the remaining portion of this Debenture not so converted shall remain entitled to the conversion rights provided herein.

                  (d) Conversion Price for Holder Converted Shares. The Outstanding Principal Amount of this Debenture that is converted into shares of Common Stock shall be convertible into the number of shares of Common Stock which results from application of the following formula:

                                        P
                         ------------------------------
                                Conversion Price
   P = Outstanding Principal Amount of this Debenture submitted for conversion

The number of shares of Common Stock into which each $1,000 principal amount of this Debenture hereto may be converted is hereafter referred to as the "Conversion Rate."

The Company shall pay all accrued but unpaid interest on the Outstanding Principal Amount of this Debenture that is converted into shares of Common Stock at the time of such conversion. The Company may, at its option, pay any or all such accrued interest either (i) in cash or (ii) if such shares are registered for resale under a registration statement in accordance with the Registration Rights Agreement, in shares of Common Stock valued at the applicable Conversion Price. Promptly after the Closing Date, the Company shall deliver a notice to the Holder specifying whether such interest shall be paid in the future in cash or Common Stock. This notice shall remain in effect unless the Company delivers a notice changing the interest payment method at least ten (10) days prior to any applicable Holder Conversion Date (as hereinafter defined).

                  (e) Mechanics of Conversion. (i) In order to convert this Debenture (in whole or in part) into full shares of Common Stock, the Holder shall surrender this Debenture by either overnight courier or 2-day courier, to the principal office of the Company, and shall give written notice in the form of EXHIBIT 2 hereto (the "Conversion Notice") by facsimile (with the original of such notice forwarded with the foregoing courier) to the Company at such office that the Holder elects to convert a specified principal amount of the Outstanding Principal Amount of this Debenture (plus accrued interest) specified therein, which such notice and election shall be irrevocable by the Holder; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of the Common Stock issuable upon such conversion (plus interest thereon) unless either this Debenture is delivered to the Company as provided above, or the Holder notifies the Company that this Debenture has been lost, stolen or destroyed and promptly executes an agreement pursuant to Section 18 hereof reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such Debentures.

                  (ii) The Company shall use its best efforts to issue and deliver, (within three business days after delivery to the Company of such Debenture(s), or after receipt of such agreement and indemnification) to such Holder of Debenture(s) at the address of the Holder, or to its designee, a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid (plus interest thereon), or, if requested by Holder and available to the Company, issue such shares in an electronic format (e.g. via DWAC) together with a calculation of the Conversion Rate and a Debenture or Debentures for the principal amount of this Debenture not submitted for conversion (if such shares are requested by Holder to be issued in an electronic format, then the calculation of the Conversion Rate and any such Debenture or Debentures shall be sent to the Holder at the address of the Holder or its designee). The effective date of conversion (the "Holder Conversion Date") shall be deemed to be the date on which the Company receives by facsimile the Conversion Notice, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

            7. Conversion upon Maturity. At the Maturity Date, the Outstanding Principal Amount of Debentures outstanding at such time plus (unless the Company elects to pay same in cash) any accrued interest thereon to (and including) the Maturity Date shall be automatically converted into Common Stock of the Company in accordance with the terms of Paragraph 6 of this Debenture, without notice. The Company shall use its best efforts to issue and deliver within three business days after delivery to the Company of this Debenture, or after receipt of the agreement and indemnification described in

Paragraph 18, to the Holder of the Debenture at the address of the Holder, or to its designee, a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled hereunder (plus interest thereon), or, if requested by the Holder and available to the Company, issue such shares in an electronic format (e.g. via DWAC), together with a calculation of the Conversion Rate (if such shares are requested by Holder to be issued in an electronic format, then the calculation of the Conversion Rate shall be sent to the Holder at the address of the Holder or its designee). The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Maturity Date. In the event of conversion pursuant to this Paragraph 7, the Maturity Date shall be a "Holder Conversion Date" for purposes of this Debenture.

            8.    Stock Splits; Dividends; Adjustments; Reorganizations.

                  (a) Stock Splits and Combinations. The Company shall not effect any stock split, subdivision or combination with an effective date within five (5) trading days of the Maturity Date. If the Company shall effect any stock split, subdivision or combination, then the Conversion Limit, the Fixed Conversion Price and the Company Conversion Threshold shall be equitably adjusted and if such events occur during any Common Stock Valuation Period, then the Variable Conversion Price shall be equitably adjusted to reflect such events.

                  (b) Certain Dividends and Distributions. The Company shall not make, or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock with an effective date within five (5) trading days of the Maturity Date.

                  (c) Adjustments for Further Issuances. In the event that, at any time or from time to time after the Closing Date, the Company completes any Further Issuance, the terms of which contain a fixed conversion price (the "Alternate Fixed Conversion Price") that is less than the Fixed Conversion Price contained herein, then from and after the time of such Further Issuance, the Fixed Conversion Price, shall be equal to the Alternate Fixed Conversion Price. In the event that, at any time or from time to time after the Closing Date, the Company completes any Further Issuance, the terms of which contain a conversion formula (the "Alternate Floating Conversion Formula") that differs from the calculation for the Variable Conversion Price, then from and after the time of such issuance, the Holder shall have the option, to be exercised by written notice to the Company within thirty (30) days of the Company's notice, as set forth in the following sentence, of the closing of such Further Issuance, to elect to have the Alternate Floating Conversion Formula replace the Variable Conversion Price. The Company shall provide written notice to Holders promptly after the closing of such Further Issuance.

                  (d) Adjustment for Reclassification, Exchange and Substitution. In the event that at any time or from time to time after the Closing Date, the Common Stock issuable upon the conversion of the Debentures is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or reorganization provided for elsewhere in this Paragraph 8 or a merger or consolidation, provided for in Paragraph 5), then and in each such event each holder of Debentures shall have the right thereafter to convert such Debentures into the kind of stock receivable upon such recapitalization, reclassification or other change of shares of Common Stock, all subject to further adjustment as provided herein. In such event, the formulae set forth herein for conversion shall be equitably adjusted to reflect such change in number of shares or, if shares of a new class of stock are issued, to reflect the market price of the class or classes of stock issued in connection with the above described transaction.

                  (e) Reorganizations. If at any time or from time to time after the Closing Date there is a capital reorganization of the Common Stock (other than a recapitalization, stock split, subdivision, combination, dividend or other distribution payable in additional shares of Common Stock or reclassification provided for elsewhere in this Paragraph 8) then, as a part of such reorganization, provision shall be made so that the Holders of the Debentures shall thereafter be entitled to receive upon conversion of the Debentures the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion of this Debenture would have been entitled upon such capital reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Paragraph 8 with respect to the rights of the Holders of the Debentures after the reorganization to the end that the provisions of this Paragraph 8 shall be applicable after that event and be as nearly equivalent as may be practicable, including, by way of illustration and not limitation, by equitably adjusting the formulae set forth herein for conversion to reflect the market price of the securities or property issued in connection with the above described transaction.

                  (f) Dispute. In the event of a dispute between a Holder of this Debenture and the Company with respect to any of the adjustments required pursuant to the provisions of this Paragraph 8, then the Debentures shall be converted in a manner consistent with the latest Schedule of Computations delivered as set forth in paragraph (g) below. Such Holder of this Debenture shall then be entitled, within 60 days of receipt of the Schedule of Computations, to submit such dispute to the American Arbitration Association for resolution according to then applicable rules thereof, which determination shall be final and binding. If it shall be determined that a Holder of Debentures should have received additional shares of Common Stock upon such conversion (the "Undelivered Shares") then, within three trading days of receipt of written notice of such determination, the Company shall issue to such Holder that number of additional shares of Common Stock as shall have a value, based upon the Market Price for Shares of Common Stock on the date of the receipt of the notice of determination, as shall equal the Undelivered Shares times the Market Price for Shares of Common Stock on the Holder Conversion Date. The cost of such proceeding shall be shared 50% by the Holder or Holders of Debentures involved in such dispute and 50% by the Company, except to the extent the arbitrator presiding over the arbitration may determine that another allocation is equitable.

                  (g) Schedule of Computations. All adjustments pursuant to this Paragraph 8 shall be disclosed by notice in writing to the Holder of this Debenture within three (3) trading days of the occurrence thereof and such notice shall be accompanied by a Schedule of Computations of such adjustments. If so requested by the Holder of this Debenture, the Company shall provide to such Holder within ten (10) trading days of its request therefor a letter of concurrence to the Schedule of Computations from the independent public accountants of the Company.

            9. Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issuable hereunder. The number of shares of Common Stock that are issuable upon any conversion shall be rounded up or down to the nearest whole share.

            10.   Reservation of Stock Issuable Upon Conversion.

                  (a) Reservation Requirement. The Company shall reserve and keep available at all times, free of preemptive rights the number of shares of Common Stock equal to the Conversion Limit (less the number of shares issued upon conversion of Debentures) for the purpose of enabling the Company to satisfy any obligation to issue shares of its Common Stock upon conversion of all of the Debentures pursuant hereto.

                  (b) Default. If the Company does not have a sufficient number of shares of Common Stock available to satisfy the Company's obligations to a holder of Debentures upon receipt of a Conversion Notice or is otherwise unable to issue such shares of Common Stock in accordance with the terms of this Agreement, other than as set forth in Paragraph 6(b) hereof (provided that the Company is not in default of its obligations thereunder), and such condition shall remain unremedied for a period of forty-five (45) calendar days after the Company's receipt of a Conversion Notice (a "Conversion Default"), then from and after the fifth (5th) day following a Conversion Default (which for all purposes shall be deemed to have occurred upon the expiration of the applicable cure period following the Company's receipt of the applicable Conversion Notice), the Holder of this Debenture shall have the right to demand from the Company immediate redemption of the Debentures in cash at a redemption price per Debenture equal to 120% of the Outstanding Principal Amount of the Debenture (including Debentures for which a Conversion Notice has not yet been sent), plus accrued interest on the Debenture; provided, however, that no notice of redemption may be delivered by Holder subsequent to receipt by the Holder of notice from the Company (sent by overnight or 2-day courier with a copy sent by facsimile) of availability of sufficient shares of Common Stock to perfect conversion (a "Post-Default Conversion") of (subject to the Conversion Limit) all of the remaining outstanding Debentures; provided further that such right to demand redemption shall be reinstated if the Company shall thereafter fail to perfect such Post-Default Conversion by delivery of Common Stock certificates in accordance with the applicable provisions of Paragraph 6(e) hereof and payment of all accrued and unpaid interest with respect thereto within five business days of delivery of the notice of Post-Default Conversion. In addition to the foregoing, upon a Conversion Default, the rate of interest on all of the Debentures (including Debentures for which a Conversion Notice has not yet been sent), shall, to the maximum extent of the law, be permanently increased by two percent (2%) per annum (i.e., from 5% to 7% per annum) commencing on the first day of the thirty (30) day period (or part thereof) following a Conversion Default; an additional two percent (2%) per annum commencing on the first day of each of the second and third such thirty (30) day periods (or part thereof); and an additional one percent (1%) per annum on the first day of each consecutive thirty (30) day period (or part thereof) thereafter until such securities have been duly converted or redeemed as herein provided; provided that in no event shall the rate of interest exceed the lower of 20% or the highest rate permitted by applicable law. Any such interest which is not paid when due shall, to the maximum extent permitted by law, accrue interest until paid at the rate from time to time applicable to interest on the Debentures as to which the Conversion Default has occurred.

            11. No Reissuance of Debentures. No Debentures acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such Debentures shall be retired. No additional Debentures (other than the initially authorized $4,000,000 of Debentures) shall be authorized or issued without the consent of at least seventy-five percent (75%) in interest of the holders of Outstanding Principal Amount of the Debentures immediately prior to reaching such seventy-five percent (75%) consent.

            12. No Impairment. The Company shall not intentionally take any action which would impair the rights and privileges of the Debentures set forth herein or the Holders thereof.

            13. Rank of Subordinated Debt. Without the prior written consent of not less than seventy-five percent (75%) of the holders in interest of the Outstanding Principal Amount of the Debentures, the Company shall not issue any subordinated debt that is of senior rank to the Debentures in respect of rights or preferences as to payments upon liquidation, dissolution, winding up or otherwise of the Company. Any subordinated debt of the Company that is issued and outstanding immediately prior to the Closing Date shall rank pari passu with, or lower than, the Debentures.

            14. Limitation on Number of Conversion Shares. Notwithstanding anything to the contrary contained herein, each Conversion Notice shall contain a representation that, after giving effect to the shares of the Company's Common Stock to be issued pursuant to such Conversion Notice, the total number of shares of the Company's Common Stock deemed beneficially owned by the Holder (excluding shares that might otherwise be deemed beneficially owned by reason of the conversion right in the Debentures owned by the Holder and its "affiliates"), together with all shares of the Company's Common Stock deemed beneficially owned by the Holder's "affiliates" as defined in Rule 144 of the Act, will not exceed 4.9% of the then total issued and outstanding shares of the Company's Common Stock; provided, however, that the Holder may elect to waive the restrictions set forth in this Section 14 upon not less than sixty-one (61) days prior written notice to the Company.

            15. Registration Suspension. In the event that at any time or from time to time any registration statement with respect to the Common Stock issuable upon conversion of this Debenture is suspended or trading in the Common Stock on NASDAQ is suspended for a period of time ("Blackout Period"), the Maturity Date hereunder shall be extended for a period equal to 1.5 times the number of days in such Blackout Period. Furthermore, additional provisions pertaining to the suspension of effectiveness of such registration statement set forth in Paragraph 5A of the Registration Rights Agreement, shall be applicable in the event of a Blackout Period, and are specifically incorporated by reference herein.

            16. Obligations Absolute. No provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Debenture at the time, place and rate, and in the manner, herein prescribed.

            17. Waivers of Demand, Etc. The Company hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and will be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

            18. Replacement Debentures. In the event that any Holder notifies the Company that its Debenture(s) have been lost, stolen or destroyed, replacement Debenture(s) identical in all respects to the original Debenture(s) (except for registration number and Outstanding Principal Amount, if different than that shown on the original Debenture(s)) shall be issued by the Company to the Holder, provided that the Holder executes and delivers to the Company an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such Debenture(s).

            19. Payment of Expenses. The Company agrees to pay all reasonable expenses, including reasonable attorneys' fees, which may be incurred by the Holder in enforcing the provisions of this Debenture and/or collecting any amount due under this Debenture, the Subscription Agreement or the Registration Rights Agreement.

            20.   Defaults. The following shall constitute "Events of Default":

                  (a) The failure of the Common Stock to be listed on the NASDAQ, The New York Stock Exchange, Inc. or The American Stock Exchange, Inc. for a period of five (5) consecutive trading days; or

                  (b) Trading in the Common Stock is suspended on the NASDAQ for a period of five (5) consecutive trading days, other than as a result of the suspension of trading in securities on such market in general; or

                  (c) Any money judgment (including any arbitration award, but only if reduced to a judgment, but excluding any arbitration award rewarded in respect of such proceedings commenced pursuant to Paragraph 8(f)), writ or warrant of attachment, or similar process in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate shall be entered or filed against the Company, its subsidiaries or any of their properties or other assets and which shall remain unpaid, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than ten (10) days prior to the date of any proposed sale thereunder; or

                  (d) The Company refuses at any time to honor any Conversion Notice issued in accordance with (and subject to) the terms of Paragraph 6 hereof and deliver shares pursuant thereto; or

                  (e) The Company shall default in the payment of (i) interest on this Debenture, and such default shall continue for five (5) business days after the due date thereof, or (ii) the Outstanding Principal Amount of this Debenture; or

                  (f) Any of the representations or warranties made by the Company herein, in the Subscription Agreement, or in any certificate or financial or other statements heretofore or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of this Debenture or the Subscription Agreement shall be false or misleading in any material respect at the time made and such condition (to the extent capable of being cured) shall continue uncured for a period of ten (10) business days after notice from the Holder of such condition; or

                  (g) The Company shall fail to perform or observe in any material respect any covenant or agreement in the Subscription Agreement, Warrants or this Debenture, including, without limitation, the failure to honor any Conversion Notice and deliver shares pursuant thereto, and such failure shall continue uncured for a period of ten (10) business days after notice from the Holder of such failure; or

                  (h) The Company shall (1) become insolvent; (2) admit in writing its inability to pay its debts generally as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (4) apply for or consent to the appointment of a trustee, liquidator or receiver for it or for a substantial part of its property or business; or

                  (i) A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment; or

                  (j) Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within sixty (60) days thereafter; or

                  (k) Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings, or relief under any bankruptcy law or any law for the relief of debt shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed within sixty (60) days after such institution or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit to any material allegations of, or default in answering a petition filed in any such proceeding.

                  Unless an Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default), at the option of and (except in the case of clause (k) above) on notice by the Holder and in the Holder's sole discretion, the Holder may consider this Debenture immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any other instruments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law. In such event, this Debenture shall be redeemed at a redemption price equal to 125% of the Outstanding Principal Amount of the Debenture, plus accrued interest on this Debenture. In addition to the foregoing, and notwithstanding any waiver by Holder with respect to an Event of Default, upon an Event of Default, the rate of interest on this Debenture, shall, to the maximum extent of the law, be permanently increased by two percent (2%) per annum (i.e., from 5% to 7% per annum) commencing on the first day of the thirty (30) day period (or part thereof) following the Event of Default; an additional two percent (2%) per annum commencing on the first day of each of the second and third such thirty
(30) day periods (or part thereof); and an additional one percent (1%) on the first day of each consecutive thirty (30) day period (or part thereof) thereafter until this Debenture has been duly converted or redeemed as herein provided; provided that in no event shall the rate of interest exceed the lower of 20% or the highest rate permitted by applicable law. Any such interest which is not paid when due shall, to the maximum extent permitted by law, accrue interest until paid at the rate from time to time applicable to interest on the Debentures as to which the Event of Default has occurred.

            21. Savings Clause. In case any provision of this Debenture is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Debenture will not in any way be affected or impaired thereby.

            22. Entire Agreement. This Debenture, and the agreements referred to in this Debenture constitute the full and entire understanding and agreement between the Company and the Holder with respect to the subject hereof. Neither this Debenture nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

            23. Assignment, Etc. The Holder may, subject to compliance with the Subscription Agreement and to applicable federal and state securities laws, transfer or assign this Debenture or any interest herein and may pledge, encumber or transfer any of its rights or interest in and to this Debenture or any part hereof and, without limitation, each assignee, transferee and pledgee (which may include any affiliate of the Holder) shall have the right to transfer or assign its interest. Each such assignee, transferee and pledgee shall have all of the rights of the Holder under this Debenture. The Company agrees that, subject to compliance with the Subscription Agreement, after receipt by the Company of written notice of assignment from the Holder or from the Holder's assignee, all principal, interest and other amounts which are then, and thereafter become, due under this Debenture shall be paid to such assignee, transferee or pledgee at the place of payment designated in such notice. This Debenture shall be binding upon the Company and its successors and shall inure to the benefit of the Holder and its successors and assigns.

            24. No Waiver. No failure on the part of the Holder to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Holder of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy or power hereby granted to the Holder or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Holder from time to time.

            25. Miscellaneous. Unless otherwise provided herein, any notice or other communication to a party hereunder shall be sufficiently given if in writing and personally delivered or sent by facsimile with copy sent in another manner herein provided or sent by courier (which for all purposes of this Debenture shall include Federal Express, UPS or other recognized overnight courier) or mailed to said party by certified mail, return receipt requested, at its address provided for in the Subscription Agreement or such other address as either may designate for itself in such notice to the other and communications shall be deemed to have been received when delivered personally, on the scheduled arrival date when sent by next day or 2-day courier service or if sent by facsimile upon receipt of transmittal confirmation or if sent by mail then three days after deposit in the mail. Whenever the sense of this Debenture requires, words in the singular shall be deemed to include the plural and words in the plural shall be deemed to include the singular. If more than one company is named herein, the liability of each shall be joint and several. Paragraph headings are for convenience only and shall not affect the meaning of this document.

            26. Choice of Law and Venue; Waiver of Jury Trial. THIS DEBENTURE SHALL BE CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) OR CHOICE OF LAW (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW). The parties hereto hereby agree that all actions or proceedings arising directly or indirectly from or in connection with this Debenture shall be litigated only in the Supreme Court of the State of New York or the United States District Court for the Southern District of New York located in New York County, New York. The parties hereto consent to the jurisdiction and venue of the foregoing courts and consent that any process or notice of motion or other application to either of said courts or a judge thereof may be served inside or outside the State of New York or the Southern District of New York by registered mail, return receipt requested, directed as provided in Section 25 (and service so made shall be deemed complete five (5) days after the same has been posted as aforesaid) or by personal service or in such other manner as may be permissible under the rules of said courts. The parties hereto hereby waive any right to a jury trial in connection with any litigation pursuant to this Debenture.

            27. Rule 144. With a view to making available to the Holder the benefits of Rule 144 promulgated under the Act ("Rule 144") and any other rule or regulation of the SEC that may at any time permit the Holder to sell the Underlying Stock of the Company issuable upon conversion or exercise of the Debentures and the Warrants to the public without registration, the Company agrees to use its reasonable best efforts to:

                  (i) make and keep public information available, as those terms are understood and defined in Rule 144, at all times;

                  (ii) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and

                  (iii) furnish to any Holder, forthwith upon request, a written statement by the Company (provided true at the time) that it has complied with the applicable reporting and filing requirements of the Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as may be reasonably requested to permit any such Holder to take advantage of any rule or regulation of the SEC permitting the selling of any such securities without registration.

            IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

Dated:  May 20, 1998

                                          AMERICAN BIOGENETIC SCIENCES, INC.

                                          By:  /s/ Joseph C. Schoell
                                             --------------------------
                                             Name:  Josef C. Schoell
                                             Title: Vice President Finance - CFO

                                             Address:  1375 Akron Street
                                             Copiague, NY 11726
                                             Telephone:  516-789-2600
                                             Facsimile:  516-789-1669
ATTEST

  /s/ Timothy J. Roach
-----------------------
Name:  Timothy J. Roach
Title: Secretary and Treasurer

                                    EXHIBIT 1
                      (To be Executed by Registered Holder
                          in order to Redeem Debenture)

                                REDEMPTION NOTICE
                                       FOR
                    5% CONVERTIBLE DEBENTURE DUE MAY 20, 2001

Reference is made to 5% Convertible Debentures due May 20,, 2001 (the "Debentures") of American Biogenetic Sciences, Inc. (the "Company") No. [____] in the principal amount of [$ ]. In accordance with and pursuant to the Debentures, the undersigned is entitled to and hereby elects to have the Company redeem the number of Debentures indicated below by tendering the Debentures specified below as of the date specified below. If payment is to be made to a person other than the registered Holder of this Debenture, the undersigned will pay all transfer taxes payable with respect hereto. No fee will be charged to the Holder for any redemption, except for transfer taxes, if any.

Date of Redemption:                   __________________________________________

Number of Debentures to be redeemed:  __________________________________________

Please confirm the following information:

Redemption Price:                     __________________________________________

Please issue any check drawn on an account of the Company into which the Debentures are being redeemed in the following name and to the following address:

      Pay to:                         __________________________________________

                                      __________________________________________

                                      __________________________________________

      Social Security
      or Tax Payer I.D. Number:       __________________________________________

      Telephone Number:               __________________________________________
      Facsimile Number:               __________________________________________

      Authorization:                  __________________________________________
                                      By:_______________________________________
                                      Title:____________________________________
      Dated:                          __________________________________________

                                    EXHIBIT 2
                      (To be Executed by Registered Holder
                         in order to Convert Debenture)

                                CONVERSION NOTICE
                                       FOR
                    5% CONVERTIBLE DEBENTURE DUE MAY 20, 2001

The undersigned, as Holder of the 5% Convertible Debenture Due May 20, 2001 of AMERICAN BIOGENETIC SCIENCES, INC. (the "Company"), No. [ ], in the outstanding principal amount of U.S. [$ ] (the "Debenture"), hereby irrevocably elects to convert U.S. $_______ of the outstanding principal amount of the Debenture into shares of Class A Common Stock, par value $.001 per share (the "Common Stock"), of the Company according to the conditions of the Debenture, as of the date written below. The undersigned hereby requests that share certificates for the Common Stock to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. If shares are to be issued in the name of a person other than the registered Holder of this Debenture, the undersigned will pay all transfer taxes payable with respect hereto. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

The undersigned represents that, after giving effect to the shares of the Company's Common Stock to be issued pursuant to such conversion notice, the total number of shares of the Company's Common Stock deemed beneficially owned by the undersigned, together with all shares of the Company's Common Stock deemed beneficially owned by the undersigned's "affiliates" as defined in Rule 144 of the Act, will not exceed 4.9% of the total issued and outstanding shares of the Company's Common Stock.

Conversion Information:        NAME OF HOLDER:

                                               By:______________________________
                                               Print Name:
                                               Print Title:
                                               Print Address of Holder:



                                               Issue Common Stock to:  _________
                                               at: _____________________________
                                               _________________________________
                                               Social Security or
                                               Taxpayer I.D. Number
                                               Date of Conversion


Applicable Conversion Rate




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